Exhibit 10.116

National Investment Managers Inc.

Agreement For Service As Lead Director

This Agreement for Service as Lead Director (this “Agreement”) is effective as of the 1st day of July, 2010 (the “Effective Date”) by and between National Investment Managers Inc., a Florida corporation (the “Company”), and Steven Virany, a member of the Board of Directors of the Company (the “Lead Director”) (each a “Party” and together, the “Parties”).

Whereas, the Board of Directors of the Company (the “Board”) desires to appoint Steven Virany to perform the services of Lead Director of the Board, and Steven Virany desires to be so appointed and to perform the duties required of such position in accordance with the terms and conditions of this Agreement.

Now, Therefore, in consideration of the above recited promises and the mutual agreements and covenants of the Company and the Lead Director contained herein, the Company and the Lead Director hereby agree as follows:

1.           Term.   The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (i) consummation of a Transaction (as defined in Section 2 below) or (ii) January 31, 2011, on which date the Term shall expire, unless earlier terminated pursuant  to Section 4 hereof (the “Term”).

2.           Duties and Responsibilities.   During the Term of this Agreement, in addition to his normal responsibilities as a member of the Board, the Lead Director shall oversee the Company’s financial reporting and forecasting, including working closely with the Company's management and financial advisors to review and revise, as appropriate, the Company’s existing business plan.  The Lead Director shall also oversee the process by which the Company will seek to recapitalize its debt obligations, raise equity and/or sell the Company (a “Transaction”), including working closely with the Company’s management and financial and other professional advisors  to assist with the due diligence process, review of preliminary indications of interest and letters of intent, and negotiations with prospective lenders, equity investors and/or purchasers.  The Lead Director shall provide regular oral reports to the Transaction Committee of the Board (the “Transaction Committee”) and to the full Board on the progress of the recapitalization process.  The Lead Director shall also work closely with the Company’s management and professional advisors in discussions with existing lenders.

3.           Compensation.  As consideration for the performance by the Lead Director of his obligations under this Agreement, commencing on the Effective Date, the Company shall pay the Lead Director, Thirty-Five Thousand Dollars ($35,000.00) per month, such compensation to be paid monthly in advance on the first day of each month during the Term.  The July payment is payable on the date of execution of this Agreement.  The foregoing compensation is in addition to the Lead Director's compensation as a member of the Transaction Committee during the months of May and June of 2010, for which the Lead Director shall receive Twenty-Five Thousand Dollars ($25,000) for each such month, such compensation to be paid on the earlier of: (i) consummation of a Transaction or (ii) January 31, 2011.  In addition, the Company shall reimburse reasonable and necessary business expenses incurred by the Lead Director in connection with the services rendered under this Agreement pursuant to the Company’s then-current policy for reimbursement of business expenses.

4.           Termination. The Company or the Lead Director may terminate this Agreement at any time, with or without cause, upon ten (10) days' prior written notice to the other Party.  The Agreement will automatically terminate on a Change of Control.  Termination shall become effective ten days after the date upon which the Company or the Lead Director provides written notice of termination to the other Party in accordance with this Agreement or a Change of Control (the “Termination Date”).

5.           Payments to the Lead Director on Termination.  (a) In the event that this Agreement is terminated by the Company for Cause, the Company shall pay to the Lead Director on the Termination Date the pro rata share of compensation the Lead Director has earned as of the Termination Date.  (b) In the event that this Agreement is terminated by the Company other than for Cause or upon a Change of Control prior to the end of the Term, the Company shall pay to the Lead Director $295,000 minus the amounts already paid to the Lead Director under this Agreement.  (c) In the event that this Agreement is terminated by the Lead Director, the Company shall pay to the Lead Director on the Termination Date the pro rata share of compensation the Lead Director has earned as of the Termination Date.

6.           Indemnification.  The Company shall indemnify the Lead Director to the fullest extent allowed by law.

7.           Definitions.  The meaning of certain terms in this Agreement are as follows:

(a)         “Cause” shall consist of any of the following:

(i)	the Lead Director is convicted of, or has pleaded guilty or entered a plea of nolo contendere to, a felony (under the laws of the United States or any state thereof);

(ii)
fraudulent conduct by the Lead Director in connection with the business or other affairs of the Company or any related company or the theft, embezzlement, or other criminal misappropriate of funds by the Lead Director from the Company or any related company;

(iii)
the Lead Director’s failure to perform the duties of the Lead Director, after reasonable notice has been provided of such non-performance and, if such failure is curable, Lead Director has not cured such failure within a reasonable period following such notice, or

(iv)
the Lead Director’s failure to comply with reasonable directives of the Board which are communicated to him in writing, after reasonable notice has been provided of such non-performance and, if such failure is curable, Lead Director has not cured such failure within a reasonable period following such notice.

(b)	A “Change of Control” shall be deemed to have occurred if any of the following occurs with respect to the Company:

(i)
any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Act of 1934), of 50% or more of the issued and outstanding shares of capital stock of the Company having the right to vote for the election of directors of the Company under ordinary circumstance;

(ii)	a merger or consolidation in which the Company is not the surviving entity;

(iii)	the sale, exchange, or transfer of all or substantially all of the assets of the Company;

(iv)	a liquidation or dissolution of the Company; or

(v)	a repayment in full in cash of all obligations of Woodside and RBS.

8.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws.

9.           Severability.  If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, (A) such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (B) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (C) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

10.         Waiver.  The Parties acknowledge and agree that the failure of either Party to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

11.         Notices.  All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile (with receipt confirmed by the sender’s transmitting device).  Such notices, requests, demands and other communications shall be sent to the respective Parties as follows (or at such other address for a Party as shall be specified by like notice to the other Party):

If to the Company:

National Investment Managers Inc.
Attention: Steven J. Ross, Chief Executive Officer
485 Metro Place South
Suite 275
Dublin, Ohio  43017

If to Lead Director:

Mr. Steven Virany
__________________________
__________________________
__________________________

12.         Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

13.         Amendment. No amendment or modification of this Agreement shall be effective unless in writing signed by both Parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Lead Director:		National Investment Managers Inc.

By:	/s/ Steven M. Virany	By:	/s/ Steven J. Ross

Name:	Steven M. Virany	Name:	Steven J. Ross

		Title:	CEO

Date:	August 05, 2010	Date:	August 05, 2010